FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
          ANNOUNCES ACQUISITION OF 4,375,000 SHARES OF COMMON STOCK IN
                           NEWKIRK REALTY TRUST, INC.

      FOR IMMEDIATE RELEASE - Boston, Massachusetts- November 7, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has consummated the acquisition of 3,125,000 shares of common stock in Newkirk Realty Trust, Inc. (NYSE:NKT) for a purchase price of $50 million. In addition, First Union also acquired an additional 1,250,000 shares of common stock in Newkirk in exchange for the assignment by First Union to Newkirk of certain exclusivity rights held by First Union with respect to the services of Michael L. Ashner, First Union's Chief Executive Officer, on half of which are subject to forfeiture over next three year period with such amount subject to forfeiture decreasing pro rata on a monthly basis. Also as part of the transaction, First Union will be entitled to receive 80% of all payments made by Newkirk to its advisor on account of the incentive fee payable to its advisor, if any. Based on the $1.60 anticipated dividend to be paid by Newkirk as set forth in Newkirk's Prospectus, the annual cash-on-cash yield on this investment is expected to be 14%.

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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.